EXHIBIT 99.1
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                    CONSTELLATION COMPLETES COMMON STOCK AND
                MANDATORY CONVERTIBLE PREFERRED STOCK OFFERINGS

                Company updates earnings guidance for fiscal year

FAIRPORT, NEW YORK, JULY 30, 2003 - Constellation Brands, Inc. (NYSE: STZ), a leading international producer and marketer of beverage alcohol brands, announced the completion today of its public offerings of Class A common stock and mandatory convertible preferred stock. Net proceeds of these offerings, including over-allotment options exercised by the underwriters, are approximately $427.4 million. The net proceeds will be used to repay all amounts outstanding under the bridge loans plus accrued interest and a portion of term loans under the Company's senior credit facility, all of which were incurred to partially finance the acquisition of BRL Hardy.
     In these offerings, Constellation issued 9,800,000 shares of Class A common stock at a public offering price of $28.00 per share and 6,820,000 depositary shares at a public offering price of $25.00 per depositary share. These shares include 300,000 shares of Class A common stock and 820,000 depositary shares issued pursuant to the underwriters' over-allotment options. The depositary shares are convertible into shares of Class A common stock at a conversion rate between 0.7319 and 0.8929 shares, depending on the then market value of our Class A common stock at the time of conversion. Each depositary share represents 1/40th of a share of Constellation's Series A mandatory convertible preferred stock which is convertible into shares of Constellation's Class A common stock. The mandatory convertible preferred stock was priced to yield 5.75% with a conversion premium of 22.0% over the Class A common stock offering price.

UPDATE OF EARNINGS GUIDANCE
     The following statements are management's updated diluted earnings per share expectations both on a comparable basis and a reported (GAAP) basis for fiscal year ending February 29, 2004 ("Fiscal 2004") based on the final share count as a result of the completion of the public offerings.
     - Diluted earnings per share on a comparable basis for Fiscal 2004 is expected to be within a range of $2.44 to $2.51 versus $2.07 for Fiscal 2003.
     - Diluted earnings per share on a reported (GAAP) basis for Fiscal 2004 is expected to be within a range of $1.89 to $1.96 versus $2.19 for Fiscal 2003.

     This outlook is made as of the date of this press release, is forward-looking and is based on management's current expectations and updates its previous guidance announced on July 1, 2003 and July 18, 2003, and includes an additional 15.9 million shares of Class A common stock outstanding weighted for the remaining portion of Fiscal 2004 used in the diluted earnings per share calculation. There are no other changes to the earnings guidance previously provided by the Company on July 1, 2003 and July 18, 2003. Actual results may differ materially from these expectations due to a number of risks and uncertainties. A reconciliation of reported estimates to comparable estimates is included in this press release.

ABOUT CONSTELLATION
     Constellation Brands, Inc. is a leading international producer and marketer of beverage alcohol brands with a broad portfolio across the wine, spirits and imported beer categories. The Company is the largest multi-category supplier of beverage alcohol in the United States; a leading producer and exporter of wine from Australia and New Zealand; and both a major producer and independent drinks wholesaler in the United Kingdom. Well-known brands in Constellation's portfolio include: Corona Extra, Pacifico, St. Pauli Girl, Black Velvet,
Fleischmann's, Mr. Boston, Estancia, Simi, Ravenswood, Blackstone, Banrock Station, Hardys, Nobilo, Alice White, Vendange, Almaden, Arbor Mist, Stowells and Blackthorn.

ITEMS AFFECTING COMPARABILITY
     INVENTORY STEP-UP - The Hardy acquisition resulted in an allocation of purchase price in excess of book value to certain inventory on hand at the date of purchase. This allocation of purchase price in excess of book value is referred to as inventory step-up. The inventory step-up represents an assumed manufacturing profit attributable to Hardy pre-acquisition. For inventory produced and sold after the acquisition date, the related manufacturer's profit will accrue to the Company. The Company expects inventory step-up impacts of approximately $0.12 per share during the current fiscal year.
     FINANCING COSTS - In connection with the Hardy acquisition, the Company recorded amortization expense for deferred financing costs associated with non-continuing financing, primarily related to the bridge loan agreement. The Company expects to incur additional amortization expense of $0.05 per share during the current fiscal year.
     RESTRUCTURING CHARGES - Restructuring charges resulted from the realignment of business operations in the Company's wine division, as previously announced in the fourth quarter of last fiscal year. The Company expects to incur charges of approximately $0.05 per share during the current fiscal year.
     IMPUTED INTEREST CHARGE - In connection with the Hardy acquisition and in accordance with purchase accounting, the Company was required to take a one-time imputed interest charge for the time period between when the Company obtained control of Hardy and the date it paid shareholders. The Company expects this charge to be approximately $0.01 per share for the current fiscal year.
     GAIN ON CHANGE IN FAIR VALUE OF DERIVATIVE INSTRUMENTS - In connection with the Hardy acquisition, the Company entered into derivative instruments to cap the cost of the acquisition in U.S. dollars. The Company recorded a gain in the first quarter, which represented the net change in value of the derivative instruments from the beginning of the first quarter until the date Hardy shareholders were paid. The Company expects this gain to be approximately $0.01 per share for the current fiscal year.
     EXITING U.S. COMMODITY CONCENTRATE PRODUCT LINE - The Company has made a decision to exit the commodity concentrate product line - located in Madera, California. The commodity concentrate product line is facing declining sales and profits and is not part of the Company's core business, beverage alcohol. The Company will continue to produce and sell value-added, proprietary products such as MegaColors. The Company expects this charge to be approximately $0.33 per share for the current fiscal year. The Company expects the restructuring project to improve overall profitability and asset utilization resulting in increased return on invested capital, and to be immediately cash flow positive. More than half of the charges are non-cash charges.

STATUS OF BUSINESS OUTLOOK
     During this quarter, Constellation may reiterate the estimates set forth above under the heading Update of Earnings Guidance (collectively, the "Update"). Prior to the start of the Quiet Period (described below), the public can continue to rely on the Update as still being Constellation's current expectations on the matters covered, unless Constellation publishes a notice stating otherwise.
     Beginning August 16, 2003, Constellation will observe a "Quiet Period" during which the Update no longer constitutes the Company's current expectations. During the Quiet Period, the Update should be considered to be historical, speaking as of prior to the Quiet Period only and not subject to update by the Company. During the Quiet Period, Constellation's representatives will not comment concerning the Update or Constellation's financial results or expectations. The Quiet Period will extend until the day when Constellation's next quarterly Earnings Release is published, presently scheduled for Tuesday, September 30, 2003, after market hours.

FORWARD-LOOKING  STATEMENTS
     The statements made under the heading Update of Earnings Guidance, as well as all other statements set forth in this press release which are not historical facts, are forward-looking statements that involve risks and uncertainties that could cause actual results to differ materially from those set forth in or implied by the forward-looking statements. The Company's forward-looking statements are based on management's current expectations and, unless otherwise noted, do not take into account the impact of any future acquisition, merger or any other business combination, divestiture or financing that may be completed after the date of this release. Any projections of future results of operations, and in particular, (i) the Company's estimated diluted earnings per share on a comparable basis for Fiscal 2004, and (ii) the Company's estimated diluted earnings per share on a reported (GAAP) basis for Fiscal 2004, should not be construed in any manner as a guarantee that such results will in fact occur. In addition to the risks and uncertainties of ordinary business operations, the forward-looking statements of the Company contained in this press release are also subject to the following risks and uncertainties: the successful integration of the Hardy business into that of the Company; final management determinations and independent appraisals may vary materially from current management estimates and preliminary independent appraisals of the fair value of the assets acquired and the liabilities assumed in the Hardy acquisition; the Company achieving certain sales projections and meeting certain cost targets; wholesalers and retailers may give higher priority to products of the Company's competitors; raw material supply, production or shipment difficulties could adversely affect the Company's ability to supply its customers; increased competitive activities in the form of pricing, advertising and promotions could adversely impact consumer demand for the Company's products and/or result in higher than expected selling, general and administrative expenses; a general decline in alcohol consumption; increases in excise and other taxes on beverage alcohol products; and changes in foreign exchange rates. For additional information about risks and uncertainties that could adversely affect the Company's forward-looking statements, please refer to the Company's filings with the Securities and Exchange Commission, including its Annual Report on Form 10-K for the fiscal year ended February 28, 2003.

      RECONCILIATION OF REPORTED AND COMPARABLE DILUTED EARNINGS PER SHARE

                                                         Range for the Year
                                                      Ended February 29, 2004
                                                      -----------------------
Forecasted reported diluted earnings per share .      $  1.89         $  1.96
  Inventory step-up                                      0.12            0.12
  Financing costs                                        0.05            0.05
  Restructuring charges                                  0.05            0.05
  Imputed interest charge                                0.01            0.01
  Gain on derivative instruments                        (0.01)          (0.01)
  Commodity concentrate charges                          0.33            0.33
                                                      -------         -------
Forecasted comparable diluted earnings per share      $  2.44         $  2.51
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